SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 SCHEDULE 13G/A

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                              (AMENDMENT NO. 1)(1)


                             TRESTLE HOLDINGS, INC.
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   8953OU 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)



--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO.   8953OU 10 5                13G/A                  Page 2 of 10 Pages
--------------------------------------------------------------------------------

        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            W-NET, INC.
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [ ]

------------------ -------------------------------------------------------------
        3          SEC USE ONLY

------------------ -------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION
                            CALIFORNIA
------------------ --------- ---------------------------------------------------
     NUMBER           5      SOLE VOTING POWER
       OF                    319,855
     SHARES        --------- ---------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
    OWNED BY                 0
                   --------- ---------------------------------------------------
    REPORTING         7      SOLE DISPOSITIVE POWER
     PERSON                  319,855
      WITH         --------- ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             0
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   319,855
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*
                                                            [ ]
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   3.8% (1)
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                   CO
------------------ -------------------------------------------------------------

(1) Based on a total of 8,257,214 shares of the issuer's Common Stock issued and outstanding as of November 14, 2005.

--------------------------------------------------------------------------------
CUSIP NO.   8953OU 10 5                13G/A                  Page 3 of 10 Pages
--------------------------------------------------------------------------------

        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            WOODMAN MANAGEMENT CORPORATION
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [ ]

------------------ -------------------------------------------------------------
        3          SEC USE ONLY

------------------ -------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION
                            CALIFORNIA
------------------ --------- ---------------------------------------------------
     NUMBER           5      SOLE VOTING POWER
       OF                    185,000
     SHARES        --------- ---------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
    OWNED BY                 0
                   --------- ---------------------------------------------------
    REPORTING         7      SOLE DISPOSITIVE POWER
     PERSON                  185,000
      WITH         --------- ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             0
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   185,000
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*
                                                            [ ]
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   2.2% (1)
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                   CO
------------------ -------------------------------------------------------------

(1) Based on a total of 8,257,214 shares of the issuer's Common Stock issued and outstanding as of November 14, 2005.

--------------------------------------------------------------------------------
CUSIP NO.   8953OU 10 5                13G/A                  Page 4 of 10 Pages
--------------------------------------------------------------------------------

        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            DAVID WEINER
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [ ]

------------------ -------------------------------------------------------------
        3          SEC USE ONLY

------------------ -------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION
                            USA
------------------ --------- ---------------------------------------------------
     NUMBER           5      SOLE VOTING POWER
       OF                    3,500
     SHARES        --------- ---------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
    OWNED BY                 504,855
                   --------- ---------------------------------------------------
    REPORTING         7      SOLE DISPOSITIVE POWER
     PERSON                  3,500
      WITH         --------- ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             504,855
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   508,355
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*
                                                            [ ]
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   6.0% (1)
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                   IN
------------------ -------------------------------------------------------------

(1) Based on a total of 8,257,214 shares of the issuer's Common Stock issued and outstanding as of November 14, 2005.

ITEM 1(a)                  NAME OF ISSUER:

                           Trestle Holdings, Inc. (the "Company")

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           199 Technology Dr, # 105, Irvine, California 92618

ITEM 2(a)                  NAME OF PERSON FILING:

                           This statement is being filed jointly by W-Net, Inc., a California corporation ("W-Net"), Woodman Management Corporation, a California corporation ("WMC"), and David Weiner, a citizen of the United
                           States. W-Net is a consulting firm. WMC is a consulting firm. David Weiner is an investment consultant for, and is the sole director and officer of, each of W-Net and WMC.

ITEM 2(b)                  ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE OR, IF NONE,
                           RESIDENCE:

                           The principal address for Mr. Weiner, W-Net and WMC is 3490 Laurel Canyon Blvd., Suite 327, Studio City, California 91604.

ITEM 2(c)                  CITIZENSHIP:

                           W-Net is a corporation formed under the laws of California, Woodman Management Corporation is a corporation formed under the laws of California, and David Weiner is a citizen of the United States.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.001 per share

ITEM 2(e)                  CUSIP NUMBER:

                           8953OU 10 5

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                           Not Applicable

ITEM 4                     OWNERSHIP:

                           Included in rows 5 through 9 and 11 on pages 2, 3, and 4, respectively. W-Net owns directly (i) 161,900 shares of the Company's Common Stock, (ii) warrants (exercisable within 60 days) to purchase 125,000 shares of the Company's Common Stock, and (iii) options (exercisable within 60 days) to purchase 32,955 shares of the Company's Common Stock.

                           Woodman Management Corporation owns directly 185,000 shares of the Company's Common Stock. David Weiner owns directly 3,500 shares of the Company's Common Stock. David Weiner is an investment consultant for, and is the sole director and officer of, each of W-Net and WMC. In such capacities, Mr. Weiner shares the power to dispose or direct the disposition of, or to vote or to direct the vote of, the securities held by each of W-Net and WMC.

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not Applicable

ITEM 6                     OWNERSHIP  OF MORE  THAN  FIVE  PERCENT  ON BEHALF OF
                           ANOTHER PERSON

                           Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not Applicable

ITEM 8                     IDENTIFICATION  AND  CLASSIFICATION OF MEMBERS OF THE
                           GROUP

                           See Exhibit 2

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP

                           Not Applicable

ITEM 10                    CERTIFICATION

                           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        W-NET, INC.

                                        February 14, 2006
                                        ---------------------------------------
                                        Date

                                        /s/ David Weiner
                                        ---------------------------------------
                                        Signature

                                        DAVID WEINER / PRESIDENT
                                        ---------------------------------------
                                        Name/Title


                                        WOODMAN MANAGEMENT CORPORATION

                                        February 14, 2006
                                        ---------------------------------------
                                        Date

                                        /s/ David Weiner
                                        ---------------------------------------
                                        Signature

                                        DAVID WEINER / PRESIDENT
                                        ---------------------------------------
                                        Name/Title


                                        DAVID WEINER

                                        February 14, 2006
                                        ---------------------------------------
                                        Date

                                        /s/ David Weiner
                                        ---------------------------------------
                                        Signature

                                  EXHIBIT INDEX

1.       Joint Filing Agreement
2.       Identity of members of group

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G (and any further amendment filed by them) with respect to the common stock of Trestle Holdings, Inc.


                                        W-NET, INC.

                                        February 14, 2006
                                        ---------------------------------------
                                        Date

                                        /s/ David Weiner
                                        ---------------------------------------
                                        Signature

                                        DAVID WEINER / PRESIDENT
                                        ---------------------------------------
                                        Name/Title


                                        WOODMAN MANAGEMENT CORPORATION

                                        February 14, 2006
                                        ---------------------------------------
                                        Date

                                        /s/ David Weiner
                                        ---------------------------------------
                                        Signature

                                        DAVID WEINER / PRESIDENT
                                        ---------------------------------------
                                        Name/Title


                                        DAVID WEINER

                                        February 14, 2006
                                        ---------------------------------------
                                        Date

                                        /s/ David Weiner
                                        ---------------------------------------
                                        Signature

                                                                       EXHIBIT 2

IDENTITY OF MEMBERS OF GROUP

David Weiner
W-Net, Inc.
Woodman Management Corporation